EXHIBIT 99.1


                                                                    NEWS RELEASE
--------------------------------------------------------------------------------

09:00 AM Eastern Daylight Time

CONSUMER PORTFOLIO SERVICES ANNOUNCES REPURCHASE OF 1.5 MILLION SHARES

IRVINE, Calif.--(BUSINESS WIRE)--Consumer Portfolio Services, Inc. (Nasdaq:CPSS) announced that it has repurchased 1.5 million shares of CPS common stock at a price of $5.00 per share from Levine Leichtman Capital Partners II, L.P. ("LLCP"). Charles E. Bradley, Jr., President and Chief Executive Officer, said, "CPS believes the market is not distinguishing our business from the sub-prime mortgage industry. Our financial and operating metrics continue to improve and portfolio performance is good. In addition, our liquidity position is solid with $425 million in committed warehouse credit facilities and over $25 million of availability under our residual financing facility. Our purchase of the LLCP shares will be immediately accretive to earnings per share."

ABOUT CONSUMER PORTFOLIO SERVICES, INC.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships which are secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis through the securitization markets and service the contracts over their lives. We are headquartered in Irvine, California and have three additional servicing branches in Virginia, Florida and Illinois.

ABOUT LEVINE LEICHTMAN CAPITAL PARTNERS

Levine Leichtman Capital Partners is a private investment firm that manages in excess of $2.0 billion of institutional investment capital through private equity partnerships. LLCP has a highly differentiated, multi-fund investment strategy focused on companies with revenues between $50 million and $500 million. LLCP is currently making new investments through Levine Leichtman Capital Partners III, L.P. and Levine Leichtman Capital Partners Deep Value Fund, L.P. To learn more about Levine Leichtman Capital Partners, visit their website at www.llcp.com.


CONTACTS
Consumer Portfolio Services
INVESTOR CONTACT
Robert E. Riedl, 949-753-6800